EXHIBIT 99

FOR IMMEDIATE RELEASE:                                                                                                                                                                     NEWS
July 2, 2001                                                                                                                                                    Nasdaq National Market/AVRT
                                                                                                                                                                                          http://www.avert.com

AVERT INC. RANKED AMONG ‘AMERICA’S FASTEST-GROWING SMALL COMPANIES’
BY FORTUNE SMALL BUSINESS MAGAZINE

FORT COLLINS, Colorado - Avert, Inc. (NASDAQ National Market/ AVRT) an Internet based business service provider of employment screening and human resource solutions to a diverse nationwide customer base, has been named one of ‘America’s 100 Fastest-Growing Small Companies’ by Fortune Small Business magazine (FSB).

Avert was one of four Colorado companies to make the list and the only Fort Collins company to receive this recognition. Companies were ranked according to three criteria: earnings growth, revenue growth, and total stock return, including dividends. The average of these measures was used to find the 100 fastest-growing companies in America. Based on its three-year annual rate for earnings per share growth (41.9%), revenue growth (23.3%) and total return (22.3%), Avert was ranked at number 81.

“We are very pleased to be ranked among the fastest-growing companies in America,” said Dean Suposs, president and CEO for Avert. “I believe that our commitment to technology, product development and operational efficiency has helped us to become one of the leading small businesses in America.”

The FSB 100 listing, which is being featured in Fortune Small Business magazine’s July/August issue, was compiled with the help of Zacks Investment Research and considered only public companies with $200 million or less in revenue for 2000. In addition, the candidates were required to have been in business for at least three years as of December 31, 2000, and the company stock must be traded on one of the major stock exchanges.

For the complete FSB 100 list of America’s Fastest-Growing Small Companies, please visit: http://netbusiness.netscape.com/fsb/.

About Avert, Inc. Avert, Inc., www.avert.com, is an Internet-based information network company providing employment background checks and human resource services via remote access to over 14,000 diverse clients nationwide. Combining innovative Internet technology and more than a decade of experience, Avert offers clients fast turnaround, current data and competitive pricing on products including criminal court records, driving records, reference checks, credit reports, assessment tests and much more. The company is headquartered in Fort Collins, Colo.

This press release may contain forward-looking statements that are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Factors that may cause the company’s actual results to differ materially from those expressed in the forward-looking statements include, but are not limited to, the following: risks associated with potential liability for failure to comply with federal and state regulations; liability to customers and/or to the subjects of background checks for inaccurate or misuse of information; loss of key personnel; and intense competition, as well as general economic business conditions, changes in laws or regulations and other factors, many of which are beyond the control of the company.

CONTACT: Katherine Link, Avert, Inc., 800-367-5933 ext. 217 or link@avert.com

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